Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Southcoast Financial Corporation

         I consent to the incorporation by reference into the Registration Statements on Form S-8 filed by Southcoast Financial Corporation in connection with the Southcoast Financial Corporation 2005 Employee Stock Purchase Plan (Registration Statement No. 333-128197) and the Southcoast Financial Corporation 1999 Stock Option Plan (Registration Statement No. 333-106154) of my Report, dated February 23, 2007, on the Consolidated Financial Statements of Southcoast Financial Corporation as of, and for, the year ended December 31, 2006, which is included in the Southcoast Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2007.

s/Clifton D. Bodiford, C.P.A.
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Clifton D. Bodiford, C.P.A.
Columbia, South Carolina
March 5, 2008